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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 Meditrust Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock - Paired Shares
--------------------------------------------------------------------------------
                         (Title Of Class of Securities)

                                    58501T306
--------------------------------------------------------------------------------
                                 (CUSIP Number)
Check the following box if a fee is being paid with this statement. |_|
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
   CUSIP NO. 58501T306               13G                       PAGE 2 OF 8 PAGES
            ----------
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Merrill Lynch & Co., Inc.

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                    (a)
                                    (b)
   -------
   -----------------------------------------------------------------------------
     3      SEC USE ONLY
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
                          5      SOLE VOTING POWER

         NUMBER OF              None

                        --------------------------------------------------------
                        --------------------------------------------------------
    SHARES BENEFICIALLY   6      SHARED VOTING POWER
       OWNED BY EACH
                                0

                        --------------------------------------------------------
                        --------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON WITH
                                None

                        --------------------------------------------------------
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                0
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

             HC, CO

   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   -----------------------------------------------------------------------------
   CUSIP NO. 58501T306       13G                         PAGE 3 OF 8 PAGES
            ----------
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Merrill Lynch International

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                   (a)
                                   (b)
   -----------------------------------------------------------------------------
     3      SEC USE ONLY
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

             England

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
                          5      SOLE VOTING POWER

         NUMBER OF              None

                        -------------------------------------------------------
                        -------------------------------------------------------
    SHARES BENEFICIALLY   6      SHARED VOTING POWER
       OWNED BY EACH
                                0

                        --------------------------------------------------------
                        --------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON WITH
                                None

                        --------------------------------------------------------
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                0
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

             BD, CO

   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)                 Name of Issuer:

                           Meditrust Corp. (the "Company")

Item 1 (b)                 Address of Issuer's Principal Executive Offices:
                           -----------------------------------------------

                           197 First Ave.
                           Suite 300
                           Needham Heights, MA 02194

Item 2 (a)                 Names of Person Filing:
                           ----------------------

                           Merrill Lynch & Co., Inc. ("ML&Co.")

Item 2 (b)                 Address of Principal Business Office, or,
                           if None, Residence:
                          ------------------------------------------------------

                           Merrill Lynch & Co., Inc.
                           World Financial Center, North Tower
                           250 Vesey Street
                           New York, New York 10281

Item 2 (c)                 Citizenship:

                           See Item 4 of Cover Pages

Item 2 (d)                 Title of Class of Securities:
                           ----------------------------

                           See Cover Page

Item 2 (e)                 CUSIP Number:

                           See Cover Page

Item 3

                    Merrill Lynch & Co., Inc. is a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G). Merrill Lynch International
          ("MLI"), a London-based   broker-dealer   in   securities,   is  a
          member of the International Securities Markets Association and its activities are regulated by the U.K. Securities and Futures Authority Limited and the London Stock Exchange.

Item 4 Ownership

                  (a) Amount Beneficially Owned:

                  See Item 9 of Cover Pages. Pursuant to ss. 240.13d-4, ML&Co. and MLI disclaim beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of
         Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLI proprietary accounts.

                Page 4 of 8 Pages

                  (b) Percent of Class

                                    See Item 11 of Cover Pages

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote

                                    See Item 5 of Cover Pages

                           (ii) shared power to vote or to direct the vote

                                    See Item 6 of Cover Pages

                           (iii) sole power to dispose or to direct the disposition of

                                    See Item 7 of Cover Pages

                           (iv) shared power to dispose or to direct the disposition of

                                    See Item 8 of Cover Pages

Item 5             Ownership of Five Percent or Less of a Class.
                   --------------------------------------------

                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / X /


Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person
                   -------------------------------------------------------------

                           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
                   Holding Company.
                   -------------------------------------------------------------

                           The relevant  subsidiary  of ML&Co.  is Merrill Lynch
                  International, a London based broker-dealer in securities which provides its customers with general investment banking, advisory, dealing and corporate finance services, organized under the laws of England and Wales. Merrill Lynch International is an indirect wholly owned subsidiary of ML&Co.

Item 8             Identification and Classification of Members of the Group.
                   ---------------------------------------------------------

                           Not Applicable

Item 9             Notice of Dissolution of Group
                   ------------------------------

                           Not Applicable


                     Page 5 of 8 Pages

Item 10                    Certification

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: July 9, 1999

                                            Merrill Lynch & Co., Inc.


                                             /s/ Andrea Lowenthal
                                            ----------------------
                                            Name: Andrea Lowenthal
                                            Title: Attorney-in-Fact*


Date: July 8, 1999


                                            Merrill Lynch International


                                             /s/ John J. McDermott Jr.
                                            --------------------------
                                            Name:    John J. McDermott Jr.
                                            Title:   Attorney-in-Fact**









* Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit A.

** Executed pursuant to a Power of Attorney dated February 16, 1999, a copy of which is attached hereto as Exhibit B.

                            Exhibit A to Schedule 13G


                                Power of Attorney

The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and /or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16 (a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

         IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



                                  MERRILL LYNCH & CO., INC.


                                  By:      /s/ David H. Komansky
                                  Name:   David H. Komansky
                                  Title:  President and Chief Operating Officer

                            Exhibit B to Schedule 13G


                                POWER OF ATTORNEY


KNOW  ALL  MEN  BY  THESE   PRESENTS   that  the   undersigned,   MERRILL  LYNCH
INTERNATIONAL, a company organised and existing under the laws of England and Wales, with its registered office at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England (hereinafter referred to as the "Company") hereby appoints John J. McDermott, Jr. acting singly, with full power and authority on behalf of and in the name, place and stead of the Company to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities and Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies or electronic filings of the U.S. Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be so filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder.

By this power, said attorney is hereby granted full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in connection with the performance of the foregoing authority, as fully and to all intents and purposes as the proper officer of the undersigned might or could do if personally present at the doing hereof. The undersigned hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney is governed by and shall be construed in accordance with English law and shall expire on December 31, 1999.

IN WITNESS WHEREOF this instrument has been executed by officers thereunto duly authorised, and the Common Seal of the Company has been affixed this 16th day of February 1999.

MERRILL LYNCH INTERNATIONAL





/s/ Costas P. Michaelides                            /s/ Debra A. Searle
Costas P. Michaelides                                Debra A. Searle
Director                                             Assistant Company Secretary